FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG THIRD QUARTER RESULTS AND INCREASES 2016 FINANCIAL OUTLOOK
SPARKS, Md., September 30, 2016 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2016 and provided its latest financial outlook for fiscal year 2016.

•	Sales rose 3% in the third quarter from the year-ago period. In constant currency, the company grew sales 6%, with strong results in both the consumer and industrial segments.

•
McCormick increased gross profit margin to 41.6% from 39.8% in the third quarter of 2015. Operating income was $168 million in the third quarter compared to $139 million in the year-ago period. Adjusted operating income was $172 million, a 12% increase from $154 million in the third quarter of 2015.

•
Earnings per share increased to $1.00 from $0.76 in the third quarter of 2015, mainly due to the increase in operating income and a favorable tax rate. Adjusted earnings per share rose 21% to $1.03 from $0.85 in the third quarter of 2015.

•	For fiscal year 2016, based on its year-to-date performance and growth momentum, McCormick continues to expect solid sales growth and raised its projection for earnings per share.

President & CEO's Remarks
Lawrence E. Kurzius, President and CEO, stated, “Our strong third quarter financial results demonstrate the effective execution of our strategy. We are driving both sales growth and significant productivity improvements, and expect 2016 to be a record year for McCormick. The efforts and engagement of employees throughout the company are driving this performance.
"Consumer demand for healthy and high quality flavors continues to grow in markets around the world. In both our consumer and industrial segments, we are meeting this demand with a broad portfolio of on-trend products in our base business, innovative new products and through acquisitions. All of these factors contributed to our third quarter sales increase of 3%, which was 6% in constant currency, and we achieved particularly strong growth in our consumer business in the U.S. and in China. We are balancing these strategies to grow sales with our actions to improve productivity and lower costs. Led by our Comprehensive Continuous Improvement (CCI) program, we expect to achieve cost savings of $100 million to $110 million in 2016. We are investing a portion of these savings in brand marketing and other growth initiatives and also driving greater profitability for our business, as demonstrated by the strong increase in third quarter operating income."
Third Quarter 2016 Results
McCormick reported a 3% sales increase in the third quarter from the year-ago period, which included an unfavorable impact of 3% from foreign currency exchange rates. Acquisitions added 2% to the sales increase, including the incremental impact of Stubbs, purchased in August 2015, and Gourmet Garden, purchased in April 2016. The remaining sales growth of 4% was driven by product innovation, brand marketing support and expanded distribution, as well as pricing actions to offset an increase in material costs. Each of the company's segments, consumer and industrial, is making progress with these growth strategies in 2016 and contributed to this third quarter sales increase. In constant currency, the company grew sales 6%.
Operating income was $168 million in the third quarter compared to $139 million in the year-ago period. The company recorded $4 million of special charges in the third quarter of 2016 related to organization and streamlining actions, and in the third quarter of 2015 recorded $15 million of special charges. In the third quarter of 2016 compared to the year-ago period, the favorable impact of higher sales and cost savings more than offset higher material costs and a $3 million increase in brand marketing. Excluding special charges, adjusted operating income was $172 million compared to $154 million of adjusted operating income in the year-ago period. In constant currency, adjusted operating income rose 15%.
Earnings per share was $1.00 in the third quarter compared to $0.76 in the year-ago period. Special charges lowered earnings per share by $0.03 and $0.09 in the third quarter of 2016 and 2015, respectively. In the third quarter of 2016 compared to the year-ago period, the increase in earnings per share was driven by higher operating income, including the impact of special charges, as well as a favorable tax rate and lower shares outstanding. Excluding the impact of special charges, adjusted earnings per share was $1.03 in the third quarter of 2016 compared to $0.85 in the year-ago period.
The company continues to generate strong cash flow and year-to-date net cash provided by operating activities through the third quarter of 2016 was $322 million compared to $317 million in the first three quarters of 2015.
2016 Financial Outlook
For the 2016 fiscal year, the company raised its financial outlook to reflect its strong year-to-date performance and current projection for the fourth quarter.
For the fiscal year, the company expects to grow sales approximately 3%, which is at the upper end of its previous range. Excluding the estimated impact of unfavorable currency rates, the projected growth rate is approximately 6%. The company expects higher base business sales, new products, acquisitions and pricing to contribute to this growth rate.
Operating income is expected to grow approximately 17% from $548 million of operating income in 2015. This projection includes the impact of estimated special charges that relate to organization and streamlining actions, which are now estimated to be $14 million in 2016 compared to $66 million in 2015. Excluding the impact of special charges, the company expects to grow adjusted operating income approximately 7% from adjusted operating income of $614 million in 2015. Excluding the estimated impact of unfavorable currency rates, the expected year to year increase in adjusted operating income is approximately 10%.
The company increased its projected 2016 earnings per share to a range of $3.68 to $3.72. This compares to $3.11 of earnings per share in 2015. The estimated impact of special charges in 2016 is $0.07 compared to $0.37 in 2015. Excluding the impact of special charges, the projected range for adjusted earnings per share in 2016 is $3.75 to $3.79 and compares to the previous guidance at the higher end of a $3.68 to $3.75 range. This latest projection is an increase of 8% to 9% from adjusted earnings per share of $3.48 in 2015. Excluding the estimated impact of unfavorable currency rates, the expected year to year increase in adjusted earnings per share is 12% to 13%. For the fiscal year 2016, another year of strong cash flow is anticipated, with plans to return a portion to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Nine months ended
	8/31/2016	8/31/2015	8/31/2016	8/31/2015
Net sales	$662.0	$630.5	$1,937.6	$1,850.6
Operating income	124.9	99.9	300.8	237.3
Operating income, excluding special charges	127.3	114.6	308.0	286.9
The company grew consumer segment sales 5% when compared to the third quarter of 2015. In constant currency, sales rose 7%, with an increase in each of the company's three regions. Acquisitions added 3% to the sales increase this period. Volume and product mix, as well as pricing actions taken to offset higher material costs, also contributed to higher sales.

•
Consumer sales in the Americas rose 8%, with minimal impact from currency. In the U.S., the company had strong sales growth of McCormick and Lawry's brand spices and seasonings, Zatarain's brand items and Kitchen Basics products. Sales from Stubb's, acquired August 2015, and Gourmet Garden, acquired April 2016, added 3 percentage points of the increase.

•
Consumer sales in Europe, Middle East and Africa (EMEA) decreased 2%. In constant currency, sales rose 1% from the year-ago period. Sales growth in France, Poland and Russia was driven by brand marketing, product innovation, expanded distribution and pricing. This growth was offset in part by sales weakness in a challenging U.K. retail environment.

•
Third quarter consumer sales in the Asia/Pacific region rose 5% and in constant currency, sales rose 11%. Sales of Gourmet Garden added 7 percentage points of the increase in this region. In addition, the company achieved strong sales growth in China. In India, the company decided in the third quarter of 2015 to discontinue sales of a low margin product line, which lowered the year-on-year sales growth rate this period.

Consumer segment operating income, excluding special charges, rose 11% to $127 million compared to $115 million in the year-ago period. In constant currency, adjusted operating income rose 12%. The favorable impact of sales growth and cost savings more than offset the unfavorable impact of increases in material costs and brand marketing. Also, operating results for the company's Kohinoor business in India has improved from weak performance in the third quarter of 2015.
Industrial Segment

(in millions)	Three months ended		Nine months ended
	8/31/2016	8/31/2015	8/31/2016	8/31/2015
Net sales	$429.0	$429.4	$1,246.9	$1,243.8
Operating income	42.9	38.8	121.1	98.9
Operating income, excluding special charges	44.8	39.2	123.7	111.8
Industrial segment sales were comparable to the third quarter of 2015. However, in constant currency sales rose 4% with increases in each of the company's three regions. Both volume and product mix and pricing actions taken in response to higher material costs, had a favorable impact on sales versus the year-ago period.

•
Industrial sales in the Americas grew 2% from the year-ago period and in constant currency, the increase was 4%. During the third quarter, the company gained share of branded food service sales in the U.S. and grew sales of snack seasonings and other products in Latin America.

•	In EMEA, industrial sales declined 7% from the year-ago period. In constant currency sales rose 5%, with increased sales of branded food service products and customized flavor solutions.

•
Industrial sales in the Asia/Pacific region declined 1%. In constant currency, sales rose 3%. Customer new products and promotional activity contributed to sales growth from the company's operations in Australia and Southeast Asia. In China, sales were unfavorably impacted by a large customer's recent decision to diversify their supply chain with a second supplier.

Industrial segment operating income, excluding special charges, rose 14% to $45 million from $39 million in the year-ago period. In constant currency, adjusted operating income rose 23%. The favorable impact of higher sales and cost savings, more than offset the unfavorable impact of increases in material costs and brand marketing.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Executive Vice President; President Global Industrial Segment and McCormick International; President Global Consumer Segment and North America; and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.
We believe that these non-GAAP financial measures are important. The exclusion of special charges and the impact of foreign currency exchange rates provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/2016	8/31/2015	8/31/2016	8/31/2015
Operating income	$167.8	$138.7	$421.9	$336.2

Impact of special charges included in cost of goods sold	—	3.4	—	3.4
Impact of other special charges (including non-cash impairment charge of $9.6 million for the three and nine months ended August 31, 2015)	4.3	11.7	9.8	59.1
Total special charges	4.3	15.1	9.8	62.5

Adjusted operating income	$172.1	$153.8	$431.7	$398.7
% increase (decrease) versus prior period	11.9%		8.3%

Income from unconsolidated operations	$8.1	$9.7	$24.2	$27.0
Impact of special charges attributable to non-controlling interests (1)	—	(1.9)	—	(1.9)
Adjusted income from unconsolidated operations	$8.1	$7.8	$24.2	$25.1
	3.8%		(3.6)%

Net income	$127.7	$97.6	$314.9	$252.4
Impact of special charges above (2)	3.4	14.0	7.4	46.8
Impact of total special charges attributable to non-controlling interests (1)	—	(1.9)	—	(1.9)
Adjusted net income	$131.1	$109.7	$322.3	$297.3
% increase versus prior period	19.5%		8.4%

Earnings per share - diluted	$1.00	$0.76	$2.46	$1.95
Impact of special charges above	0.03	0.11	0.05	0.36
Impact of total special charges attributable to non-controlling interests	—	(0.02)	—	(0.01)
Adjusted earnings per share - diluted	$1.03	$0.85	$2.51	$2.30
% increase versus prior period	21.2%		9.1%

(1) Represents the portion of the Kohinoor total special charge of $13.0 million attributable to Kohinoor's 15% minority stakeholder.

(2) For net income, special charges of $4.3 million and $9.8 million for the three months and nine months ended August 31, 2016 and $15.1 million and $62.5 million for the three and nine months ended August 31, 2015 are net of taxes of $0.9 million, $2.4 million, $1.1 million and $15.7 million, respectively.
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended August 31, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	7.5%	(0.20)%	7.7%
EMEA	(2.50)%	(3.00)%	0.5%
Asia/Pacific	4.9%	(6.10)%	11.0%
Total consumer segment	5.0%	(1.60)%	6.6%
Industrial segment
Americas	2.3%	(2.00)%	4.3%
EMEA	(7.30)%	(12.40)%	5.1%
Asia/Pacific	(1.40)%	(4.00)%	2.6%
Total industrial segment	(0.10)%	(4.40)%	4.3%
Total net sales	2.9%	(2.70)%	5.6%
Adjusted operating income
Consumer segment	11.1%	(0.50)%	11.6%
Industrial segment	14.3%	(8.70)%	23.0%
Total adjusted operating income	11.9%	(2.60)%	14.5%

	Nine Months Ended August 31, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	5.3%	(0.70)%	6.0%
EMEA	6.0%	(5.20)%	11.2%
Asia/Pacific	0.1%	(5.30)%	5.4%
Total consumer segment	4.7%	(2.30)%	7.0%
Industrial segment
Americas	2.0%	(2.30)%	4.3%
EMEA	(5.30)%	(10.60)%	5.3%
Asia/Pacific	—%	(5.10)%	5.1%
Total industrial segment	0.2%	(4.30)%	4.5%
Total net sales	2.9%	(3.10)%	6.0%
Adjusted operating income
Consumer segment	7.4%	(1.60)%	9.0%
Industrial segment	10.6%	(6.70)%	17.3%
Total adjusted operating income	8.3%	(3.00)%	11.3%
To present the percentage change in projected 2016 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2016 and are compared to the 2015 results, translated into U.S. dollars using the same 2016 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2015. This calculation is performed to arrive at adjusted net income (however, no adjustment is made for the company's share of income in unconsolidated operations that are denominated in currencies other than the U.S. dollar) divided by historical shares outstanding for fiscal year 2015 or projected shares outstanding for fiscal year 2016, as appropriate.
Fiscal year 2015 actual results and 2016 projections

(in millions except per share data)	Twelve Months Ended
	2016 Projection	11/30/15
Operating income		$548.4
Impact of special charges		65.5
Adjusted operating income		$613.9

Earnings per share - diluted	$3.68 to $3.72	$3.11
Impact of special charges, including special charges attributable to non-controlling interests	0.07	0.37
Adjusted earnings per share - diluted	$3.75 to $3.79	$3.48

Percentage change in sales	~3%
Impact of foreign currency exchange rates	(3)%
Percentage change in sales on constant currency basis	~6%

Percentage change in adjusted operating income	~7%
Impact of foreign currency exchange rates	(3)%
Percentage change in adjusted operating income on constant currency basis	~10%

Percentage change in adjusted earnings per share	8% to 9%
Impact of foreign currency exchange rates	(4)%
Percentage change in adjusted earnings per share on constant currency basis	12% to 13%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased use of private label or other competitive products; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry - retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2016	August 31, 2015	August 31, 2016	August 31, 2015
Net sales	$1,091.0	$1,059.9	$3,184.5	$3,094.4
Cost of goods sold	637.1	638.0	1,892.8	1,878.8
Gross profit	453.9	421.9	1,291.7	1,215.6
Gross profit margin	41.6%	39.8%	40.6%	39.3%
Selling, general and administrative expense	281.8	271.5	860.0	820.3
Special charges	4.3	11.7	9.8	59.1
Operating income	167.8	138.7	421.9	336.2
Interest expense	14.1	13.6	41.7	39.5
Other income, net	0.2	0.2	2.0	0.6
Income from consolidated operations before income taxes	153.9	125.3	382.2	297.3
Income taxes	34.3	37.4	91.5	71.9
Net income from consolidated operations	119.6	87.9	290.7	225.4
Income from unconsolidated operations	8.1	9.7	24.2	27.0
Net income	$127.7	$97.6	$314.9	$252.4

Earnings per share - basic	$1.01	$0.76	$2.48	$1.97

Earnings per share - diluted	$1.00	$0.76	$2.46	$1.95

Average shares outstanding - basic	126.4	128.0	126.8	128.1
Average shares outstanding - diluted	127.9	129.2	128.2	129.2

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2016	August 31, 2015
Assets
Cash and cash equivalents	$134.2	$108.4
Trade accounts receivable, net	445.3	422.9
Inventories	760.3	727.2
Prepaid expenses and other current assets	128.2	116.0
Total current assets	1,468.0	1,374.5
Property, plant and equipment, net	641.1	589.1
Goodwill	1,813.3	1,802.4
Intangible assets, net	433.6	376.1
Investments and other assets	360.5	348.6
Total assets	$4,716.5	$4,490.7

Liabilities
Short-term borrowings and current portion of long-term debt	$559.9	$684.8
Trade accounts payable	361.0	336.1
Other accrued liabilities	420.3	383.7
Total current liabilities	1,341.2	1,404.6
Long-term debt	1,057.9	807.2
Other long-term liabilities	542.8	516.7
Total liabilities	2,941.9	2,728.5
Shareholders’ equity
Common stock	1,082.9	1,033.8
Retained earnings	1,074.7	1,065.1
Accumulated other comprehensive loss	(400.2)	(353.6)
Non-controlling interests	17.2	16.9
Total shareholders’ equity	1,774.6	1,762.2
Total liabilities and shareholders’ equity	$4,716.5	$4,490.7

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2016	August 31, 2015
Operating activities
Net income	$314.9	$252.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82.3	78.7
Stock based compensation	19.8	17.0
Brand name impairment included in special charges	—	9.6
Income from unconsolidated operations	(24.2)	(27.0)
Changes in operating assets and liabilities	(93.4)	(31.8)
Dividends from unconsolidated affiliates	23.0	17.7
Net cash flow provided by operating activities	322.4	316.6

Investing activities
Acquisition of businesses (net of cash acquired)	(116.2)	(210.9)
Capital expenditures	(87.9)	(70.0)
Proceeds from sale of property, plant and equipment	0.9	0.3
Other	1.4	—
Net cash flow used in investing activities	(201.8)	(280.6)

Financing activities
Short-term borrowings, net	419.9	214.1
Long-term debt borrowings	—	0.5
Long-term debt repayments	(202.0)	(1.4)
Proceeds from exercised stock options	32.4	26.1
Common stock acquired by purchase	(178.9)	(72.3)
Dividends paid	(163.6)	(153.7)
Net cash flow (used in) provided by financing activities	(92.2)	13.3

Effect of exchange rate changes on cash and cash equivalents	(6.8)	(18.2)
Increase in cash and cash equivalents	21.6	31.1
Cash and cash equivalents at beginning of period	112.6	77.3

Cash and cash equivalents at end of period	$134.2	$108.4